Exhibit 99.1

VIRGINIA:

IN THE CIRCUIT COURT FOR ARLINGTON COUNTY

Bill Kornfeld and Edward Lapinski, Derivatively on Behalf of Nominal Defendant Friedman, Billings, Ramsey Group, Inc.

Plaintiffs,

v.

Eric F. Billings, J. Rock Tonkel, Richard J. Hendrix, William J. Ginivan, Kurt R. Harrington, Peter A. Gallagher, John T. Wall, Stephen D. Harlan, Daniel J. Altobello, Peter A. Gallagher, Russell C. Lindner, Ralph S. Michael, III, and Wallace L. Timmeny

Defendants,

and

Friedman, Billings, Ramsey Group, Inc.

Nominal Defendant.

Case No. CL 08-1144

NOTICE OF DERIVATIVE SETTLEMENT

NOTICE OF SETTLEMENT OF DERIVATIVE ACTION,
HEARING THEREON, AND RIGHT TO APPEAR

IMPORTANT NOTICE TO ALL CURRENT HOLDERS OF FRIEDMAN, BILLINGS, RAMSEY GROUP, INC. (NOW KNOWN AS ARLINGTON ASSET, INC.) COMMON STOCK AS OF   AUGUST  9, 2010 (“CURRENT FBR SHAREHOLDERS”), (EXCLUDING DEFENDANTS) AND THEIR SUCCESSORS-IN-INTEREST. PLEASE NOTE THAT THIS ACTION IS NOT A “CLASS ACTION” AND NO INDIVIDUAL SHAREHOLDER HAS THE RIGHT TO BE COMPENSATED AS RESULT OF THIS SETTLEMENT.

PLEASE TAKE NOTICE that the above-captioned shareholder derivative action (the “Action”) is being settled. The terms of the proposed settlement of the Action (the “Settlement”) are set forth in a Stipulation of Settlement dated August 9, 2010 (the “Stipulation”). This summary should be read in conjunction with, and is qualified in its entirety by reference to, the text of the Stipulation, which has been filed with the Court.1

1 All capitalized terms herein have the same meanings as set forth in the Stipulation.

The Action was brought derivatively on behalf of Friedman, Billings, Ramsey Group, Inc. (“FBR” or the “Company”) against certain current and former officers and directors of the Company for alleged breaches of fiduciary duties, arising from, among other things, compensation to certain defendants in 2007 and 2008. The Settlement also involves a separate litigation demand by Plaintiffs demanding that the Board take action related to alleged breaches of fiduciary duty by certain directors, arising from the Company’s sale of its majority stake in FBR Capital Markets Corporation. All of the defendants deny each and every allegation in the Action and the demand.

The terms of the Settlement set forth in the Stipulation include the adoption and/or implementation of a variety of corporate governance measures related to, among other things, the Company’s compensation practices and procedures, including but not limited to: (1) the adoption of a new compensation plan; (2) the appointment of a new independent director; (3) the adoption of a compensation “clawback” policy; (4) the adoption of Officer and Director stock ownership guidelines; (5) the adoption of a Chief Executive Officer Succession Plan; and (6) the creation of a Conflict Committee to consider any related party transactions. The Settlement also provides for FBR to pay Plaintiffs’ Counsel’s attorneys’ fees and expenses in the amount of $975,000 (the “Fee Award”), subject to Court approval.

IF YOU ARE A CURRENT OWNER OF FBR COMMON STOCK, YOUR RIGHTS MAY BE AFFECTED BY PROCEEDINGS IN THE LITIGATION.

On December 10, 2010, at 10:00 a.m., a hearing (the “Settlement Hearing”) will be held at the Circuit Court of the State of Virginia, County of Arlington (the “Court”), 1425 North Courthouse Road, Arlington, VA 22201, to determine: (1) whether the terms of the Settlement should be approved as fair, reasonable, and adequate; (2) whether the Action should be dismissed on the merits and with prejudice; (3) whether the agreed-to Fee Award described above should be awarded, and (4) such other matters as may be necessary or proper in the circumstances.

Any current FBR stockholder that objects to the Settlement of the Action shall have a right to appear and to be heard at the Settlement Hearing, and may enter an appearance through counsel of such Person’s own choosing and at such Person’s own expense or may appear on their own. However, no Person other than Plaintiffs’ Counsel and Defendants’ counsel in the Action shall be heard at the Settlement Hearing unless no later than fourteen (14) days prior to the date of the Settlement Hearing, such Person has filed with the Court and delivered to counsel for the Parties a written notice of objection, signed as authorized by the objecting shareholder, setting forth their ground for opposing the Settlement, and proof of both their status as a current FBR stockholder and the dates of stock ownership in FBR. Any objecting shareholder must also file with the Court and deliver to all counsel in the Action (listed below), copies of any documents, exhibits, affidavits, or other evidence the shareholder will rely upon in support of his or her objection. Only current FBR stockholders who have filed and delivered valid and timely written notices of objection will be entitled to be heard at the Settlement Hearing unless the Court orders otherwise.

If you wish to object to the Settlement, you must file a written objection setting forth the grounds for such an objection with the Court on or before November 26, 2010, with service on the following parties:

Robin Winchester
Barroway Topaz Kessler
Meltzer & Check, LLP 280
King of Prussia Road
Radnor, PA 19087

George A. Borden
Williams & Connolly LLP
725 Twelfth Street, N.W.
Washington, DC 20005

Edward J. Fuhr
Hunton & Williams LLP
951 East Byrd Street
Richmond, VA 23219
Seymour Glanzer Dickstein Shapiro LLP 1825 Eye Street, N.W. Washington, DC 20006 Laura S. Wertheimer Wilmer Cutler Pickering Hale & Dorr LLP 1875 Pennsylvania Avenue, N.W. Washington, DC 20006

Any Person who fails to object in the manner described above shall be deemed to have waived the right to object (including any right of appeal) and shall be forever barred from raising such objection in this or any other action or proceeding, unless the Court orders otherwise.

Current FBR Shareholders who have no objection to the Settlement or the Fee Award do not need to appear at the Settlement Hearing or take any other action. If you are a Current FBR Shareholder, you will be bound by the final order and judgment of the Court, and you will be deemed to have released any and all claims that have or could have been brought in the Action.

Inquiries may be made to Plaintiffs’ Counsel: Robin Winchester, Barroway Topaz Kessler Meltzer & Check, LLP, 280 King of Prussia Road, Radnor, PA 19087; telephone: 610-667-7706.

DATED: September 24, 2010	/s/ By Order of the Court
BY ORDER OF THE COURT
CIRCUIT COURT OF THE STATE OF VIRGINIA

DO NOT CONTACT THE CLERK OF THE COURT
REGARDING THIS NOTICE